Exhibit 15
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549
We are aware that our report dated October 17, 2008 on our review of the interim financial information of Blue Valley Ban Corp. for the periods ended September 30, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Registration Statement 333-46022. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ BKD, llp
Kansas City, Missouri
October 17, 2008
Twelve Wyandotte Plaza 120 West 12th Street, Suite 1200 Kansas City, MO 64105-1936 816 221-6300 Fax 816-221-6380

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